As filed with the Securities and Exchange Commission on November 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medigus Ltd.

(Exact Name of Registrant as Specified in its Charter)

State of Israel	3841	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Tatiana Yosef

7A Industrial Park, P.O. Box 3030

Omer, 8496500, Israel

Tel: +972-73-370-4691

Fax: +972-72-260-2249

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204,

Newark, DE, 19711, USA

Tel: 303-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Email: Shacharh@meitar.com	Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.5000 Fax: 212.660.3001	Steven J. Glusband, Esq. Guy Ben-Ami, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 †The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary Shares, par value NIS 1.00 per share represented by American Depositary Shares(1)	$20,000,000	$2,182
Total(4)	$20,000,000	$2,182

(1)	The ordinary shares registered hereby may be represented by American Depositary Shares, or ADSs. ADSs evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-203937). Each ADS represents twenty (20) ordinary shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(4)	$1,636.50 previously paid on November 2, 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 30, 2020

PRELIMINARY PROSPECTUS

Up to 5,915,409 American Depositary Shares Representing 118,308,180 Ordinary Shares

We are offering up to 5,915,409 American Depositary Shares, or ADSs. Each ADS represents twenty ordinary shares, par value NIS 1.00 per share, or the Ordinary Shares. We refer to the ADSs, and the underlying Ordinary Shares being offered hereby, collectively, as the Securities. See “Description of the Offered Securities” for more information.

Our ADSs are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “MDGS.” On November 27, 2020, the last reported sale price of our ADSs on Nasdaq was $2.94 per ADS. Our Ordinary Shares are listed on the Tel Aviv Stock Exchange Ltd., or TASE, under the symbol “MDGS.” On November 29, 2020, the last reported sale price of our Ordinary Shares on the TASE was NIS 0.5, or $0.15 per share (based on the exchange rate reported by the Bank of Israel on November 27, 2020).

The actual offering price per ADS in this offering will be determined between the underwriter and us at the time of pricing, and may be at a discount to the current market price for our ADSs. We are offering all of the ADSs offered by this prospectus.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us (before expenses)	$	$

(1)	For a description of the additional compensation to be received by the underwriter, see “Underwriting” beginning on page 36 for additional information regarding the underwriter compensation

The offering is being underwritten on a firm commitment basis. The underwriter has an option exercisable within 45 days from the date of this prospectus to purchase up to 887,311 additional ADSs from us at the public offering price, less the underwriting discounts and commissions. If the underwriter exercises this option in full, the total underwriting discounts and commissions payable by us will be $          , and the total proceeds to us, before expenses, will be $        ..

Delivery of the securities offered hereby is expected to be made on or about      , 2020.

The date of this prospectus is                   , 2020

Aegis Capital Corp.

Neither we nor the underwriter has authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus, if any, prepared by us or on our behalf. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus and any free writing prospectus, if any, prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our Ordinary Shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these Ordinary Shares in any circumstances under which the offer or solicitation is unlawful.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies, and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts, and market research, which we believe to be reliable based on our management’s knowledge of the industry. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

For investors outside of the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Solely for convenience, some of the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary below highlights information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read this summary together with the more detailed information appearing in this prospectus or incorporated by reference herein, including “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and the related notes included at the end of this prospectus or incorporated by reference herein, before making an investment in our Ordinary Shares. All references to “Medigus,” “we,” “us,” “our,” the “Company” and similar designations refer to Medigus Ltd., an Israeli company, and its consolidated subsidiaries. The terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States. Unless derived from our consolidated financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated using the rate of NIS 3.319 to $1.00, based on the exchange rates reported by the Bank of Israel on November 27, 2020.

Our Company

We were incorporated in the State of Israel on December 9, 1999, as a private company pursuant to the Israeli Companies Ordinance (New Version), 1983. In February 2006, we completed our initial public offering in Israel, and our Ordinary Shares have since traded on the TASE, under the symbol “MDGS”. In May 2015, we listed the ADSs on Nasdaq and since August 2015 the ADSs have been traded on Nasdaq under the symbol “MDGS”. Each ADS represents twenty (20) Ordinary Shares. Our Series C Warrants have been trading on Nasdaq under the symbol “MDGSW” since July 2018. Each Series C Warrant is exercisable into one ADS at an exercise price of $3.50 and will expire in July 2023.

Business Overview

The activities carried out by us, and our subsidiaries are focused on medical-related devices and products and on internet and other online-related technologies. Our medical related activities include miniaturized imaging equipment through Scoutcam Inc. (formerly known as Intellisense Solutions Inc.), or Scoutcam, our 48.28% held subsidiary, innovative surgical devices with direct visualization capabilities for the treatment of Gastroesophageal Reflux Disease, or GERD, by the Company using Medigus Ultrasonic Surgical Endostapler, or MUSE, and biological gels to protect patients against biological threats and prevent intrusion of allergens and viruses through the upper airways and eye cavities through our stake and licensing arrangement with Polyrizon Ltd., or Polyrizon. Our internet-related activities include ad-tech operations through our stake in Gix Internet Ltd., f/k/a Algomizer Ltd., or Gix, and its subsidiary, Linkury Ltd., or Linkury. We have also entered into agreements to acquire stakes in Eventer Technologies Ltd., or Eventer, an online event management and ticketing platform. The Eventer transaction closed on October 26, 2020.

The diversification of our core activity and our entry into the internet and online-related operations are in accordance with a change to our business model which we initiated in 2019. Following an analysis of our previous efforts to commercialize the MUSETM system and the ScoutCamTM portfolio, we decided to broaden our activities to include operations in fields with a shorter go-to-market pathway and increased growth potential. In accordance with this strategy, we abandoned the efforts to commercialize the MUSETM system, transferred the ScoutCamTM activity to a subsidiary, ScoutCam Ltd., and consummated a securities exchange agreement relating to ScoutCam Ltd. Since implementing these steps, we have pursued investments that have granted us substantial and controlling interests in other ventures, which we believe will provide a greater return to our shareholders.

Medical Activity Overview

ScoutCam Inc. – Miniaturized Imaging Equipment

We previously engaged in the development, production and marketing of innovative miniaturized imaging equipment known as the micro ScoutCam™ portfolio for use in medical procedures as well as various industrial applications, through our Israeli subsidiary, ScoutCam Ltd. ScoutCam Ltd. was incorporated as part of a reorganization of the Company intended to distinguish the Company’s micro ScoutCam™ portfolio from the other operations of the Company and to enable the Company to form a separate business unit with dedicated resources, focused on the promotion of our miniaturized imaging technology. After we completed the transfer of all of the Company’s assets and intellectual property related to the Company’s miniature video cameras business into ScoutCam Ltd., we consummated a securities exchange agreement with ScoutCam (formerly known as Intellisense Solutions Inc.), under which we received 60% of the issued and outstanding stock of ScoutCam in consideration for 100% of our holdings in ScoutCam Ltd. Following the aforementioned transactions, Intellisense Solutions Inc. changed its name to ScoutCam Inc. Since the securities exchange agreement, the commercialization efforts relating to the ScoutCam™ portfolio are carried out exclusively by ScoutCam. Commercially, ScoutCam has received purchase orders for its products from a Fortune 500 company in the healthcare sector and has been added to the Approved Supplier List of a leading healthcare company. ScoutCam is examining and pursuing additional applications for the micro ScoutCam™ portfolio outside of the medical device industry, including, among others, the defense, aerospace, automotive, and industrial non-destructing-testing industries, and plans to further expand the activity in these non-medical spaces.

Since the reorganization and spinoff of the ScoutCam activity, ScoutCam has made headway in its field of activity, both in the form of achieving commercial milestones and raising additional capital to fund its operations.

On March 3, 2020, ScoutCam consummated a securities purchase agreement with certain investors in connection with the sale and issuance of $948,400 worth of units, or the Units. Each Unit consisted of (i) two shares of ScoutCam’s common stock, par value $0.001 per share, or the ScoutCam Common Stock; and (ii) (a) one warrant to purchase one share of ScoutCam Common Stock with an exercise price of $0.595, or the A Warrant, and (b) two warrants to purchase one share of ScoutCam Common Stock each with an exercise price of $0.893, or the B Warrant, at a purchase price of $0.968 per Unit. In connection with the agreement, ScoutCam issued 1,959,504 shares of ScoutCam Common Stock, 979,754 A Warrants, and 1,959,504 B Warrants to purchase shares of ScoutCam Common Stock. In addition, on May 19, 2020, we announced that ScoutCam entered into and consummated a securities purchase agreement with M. Arkin (1999) Ltd. in connection with an investment of $2,000,000. Since September 14, 2020, ScoutCam’s common stock is quoted on the OTCQB Venture Market.

On June 23, 2020, we entered into and consummated a side letter agreement with ScoutCam, whereby the parties agreed to convert, at a conversion price of $0.484 per share, an outstanding line of credit previously extended by us to ScoutCam, which as of the date thereof was $381,136, into (i) 787,471 shares of ScoutCam Common Stock, (ii) warrants to purchase 393,736 shares of ScoutCam Common Stock with an exercise price of $0.595 with a term of twelve months from the date of issuance, and (iii) warrants to purchase 787,471 shares of ScoutCam Common Stock with an exercise price of $0.893 with a term of eighteen months from the date of issuance.

Our MUSE™ System

In addition, we have been engaged in the development, production and marketing of innovative surgical devices with direct visualization capabilities for the treatment of GERD, a common ailment, which is predominantly treated by medical therapy (e.g. proton pump inhibitors) or in chronic cases, conventional open or laparoscopic surgery. Our U.S. Food and Drug Administration, or FDA, cleared and CE-marked endosurgical system, known as the Medigus Ultrasonic Surgical Endostapler, or MUSE™ (Medigus Ultrasonic Surgical Endostapler) system, enables minimally-invasive and incisionless procedures for the treatment of GERD by reconstruction of the esophageal valve via the mouth and esophagus, eliminating the need for surgery in eligible patients. We believe that this procedure offers a safe, effective and economical alternative to the current modes of GERD treatment for certain GERD patients, and has the ability to provide results which are equivalent to those of standard surgical procedures while reducing pain and trauma, minimizing hospital stays, and delivering economic value to hospitals and payors.

GERD is a worldwide disorder, with evidence suggesting an increase in GERD disease prevalence since 1995. Treatment of GERD involves a stepwise approach. The goals are to control symptoms, to heal esophagitis and to prevent recurrent esophagitis. The most common operation for GERD is called a surgical fundoplication, a procedure that prevents reflux by wrapping or attaching the upper part of the stomach around the lower esophagus and securing it with sutures. Due to the presence of the wrap or attachment, increasing pressure in the stomach compresses the portion of the esophagus, which is wrapped or attached by the stomach, and prevents acidic gastric content from flowing up into the esophagus. Today, the operation is usually performed laparoscopically: instead of a single large incision into the chest or abdomen, four or five smaller incisions are made in the abdomen, and the operator uses a number of specially designed tools to operate under video control.

Our product, the MUSE™ system for transoral fundoplication is a single use innovate device for the treatment of GERD. The MUSE™ technology is based on our proprietary platform technology, experience and know-how. Transoral means that procedure is perform through the mouth, rather than through incisions in the abdomen. The MUSE™ system is used to perform a procedure as an alternative to a surgical fundoplication. The MUSE™ system offers an endoscopic, incisionless alternative to surgery. A single surgeon or gastroenterologist can perform the MUSE™ procedure in a transoral way, unlike in a laparoscopic fundoplication which requires multiple incisions.

The clearance by the FDA, or ‘Indications for Use,’ of the MUSE™ system is “for endoscopic placement of surgical staples in the soft tissue of the esophagus and stomach in order to create anterior partial fundoplication for treatment of symptomatic chronic Gastro-Esophageal Reflux Disease in patients who require and respond to pharmacological therapy”. As such, the FDA clearance covers the use by an operator of the MUSE™ endostapler as described in the above paragraph. In addition, in the pivotal study presented to the FDA to gain clearance, only patients who were currently taking GERD medications (i.e. pharmacological therapy) were allowed in the study. In addition, all patients had to have a significant decrease in their symptoms when they were taking medication compared to when they were off the medication. The FDA clearance indicated that the MUSE™ system is intended for patients who require and respond to pharmacological therapy. The MUSE™ system indication does not restrict its use with respect to GERD severity from a regulatory point of view. However, clinicians typically only consider interventional treatment options for moderate to severe GERD. Therefore, it is reasonable to expect the MUSE™ system would be primarily used to treat moderate and severe GERD in practice. The system has received 510(k) marketing clearance from the FDA in the United States, as well as a CE mark in Europe.

On June 3, 2019, we entered into a Licensing and Sale Agreement with Shanghai Golden Grand-Medical Instruments Ltd. (Golden Grand) for the know-how licensing and sale of good relating to the MUSE™ system in China, Hong Kong, Taiwan and Macao. Under the agreement, we committed to provide a license, training services and goods to Golden Grand in consideration for $3,000,000 to be paid to us in four milestone-based installments. To date, some of these milestones have been achieved and the Company has received $1,800,000. The final milestones will be achieved, and the final installment paid upon completion of a MUSE™ assembly line in China. Due to COVID-19, the implementation of certain actions required to be achieved under the milestones have been delayed, specifically due to travel restriction. In recent weeks, efforts have been renewed to achieve the next milestones.

Polyrizon Ltd. – Protective Biological Gels

Polyrizon Ltd. is a private company engaged in developing biological gels designed to protect patients against biological threats and reduce the intrusion of allergens and viruses through the upper airways and eye cavities.

In July 2020, we entered into an ordinary share purchase agreement with Polyrizon, pursuant to which we purchased 19.9% of Polyrizon’s issued and outstanding capital stock on a fully diluted basis for aggregate gross proceeds of $10,000. We also agreed to loan Polyrizon $94,000. The loan does not bear any interest and is repayable only upon a deemed liquidation event, as defined in that share purchase agreement. In addition, we have an option, or the Option, to invest an additional amount of up to $1,000,000 in consideration for shares of Polyrizon such that following the additional investment, we will own 51% of Polyrizon’s capital stock on a fully diluted basis, excluding outstanding deferred shares, as defined in the share purchase agreement. The Option is exercisable until the earlier of (i) April 23, 2023, or (ii) the consummation by Polyrizon of equity financing of at least $500,000 based on a pre-money valuation of at least $10,000,000.

In addition, we entered into an exclusive reseller agreement with Polyrizon. As part of the reseller agreement, we received an exclusive global license to promote, market, and resell the Polyrizon products, focusing on a unique Biogel to protect against the COVID-19 virus. The term of the license is for four years, commencing upon receipt of sufficient FDA approvals for the lawful marketing and sale of the products globally. We also have the right to purchase the Polyrizon products on a cost-plus 15% basis for the purpose of reselling the products worldwide. In consideration of the license, Polyrizon will be entitled to receive annual royalty payments equal to 10% of our annualized operating profit arising from selling the products. To date, Poyrizon’s products have not received the requisite FDA approvals, and therefore manufacturing has not yet commenced, and commercialization efforts have not yet commenced.

Internet Activity Overview

Gix Internet Ltd. – Ad-Tech and Online Advertising

We currently own a minority stake in Gix and its subsidiary, Linkury. Linkury operates in the field of software development, marketing, and distribution to internet users. Gix recently announced its intention to focus its efforts on Linkury, which is the primary source of Gix’s revenues and operations, with a goal of expanding its product portfolio in the field of technological solutions for advertising and media. In the coming year, Linkury plans to launch new products in the sector of advertising technologies and mobile. Furthermore, Gix continues its efforts to seek opportunities for engaging in acquisitions of companies with significant revenues and commercial potential. Gix operates through two major arms: Gix Apps, which is distributed free of charge (as browser add-ons and desktop apps) to end-users and drives revenues from the placement of advertisements, and Gix Content, a solution platform for publishers, personalized content ads and banners per users' preferences, based on Gix’s proprietary technologies.

Our stake in Gix was acquired pursuant to a securities purchase agreement dated June 19, 2019, or the Agreement. Pursuant to the Agreement, during the three years following the closing of the Agreement, we are entitled to receive additional Gix ordinary shares and an adjustment to our warrant to purchase Gix’s ordinary shares in the event that, Gix issues ordinary shares at a lower price than the price paid by us under the Agreement, or the Dilution Provision. In addition, we are entitled, for a period of three years following the closing of the investment, to convert any and all of our Linkury shares into Gix shares with a 20% discount from the average share price of Gix on the TASE within the 60 trading days preceding the conversion. On October 14, 2020, we notified Gix of our election to convert the 793,448 ordinary shares of Linkury that we currently own into Gix’s ordinary shares in accordance with the Agreement. As a result of the conversion, we will be entitled to receive 9,858,698 ordinary shares of Gix, which will constitute approximately 33% of Gix’s issued and outstanding share capital following the conversion. Pursuant to the provisions of the Companies Law, the issuance of shares representing 25% or more of the voting rights in a public company is subject to prior shareholder approval. We have requested that Gix convene a shareholder meeting as soon as practicably possible in order to obtain the requisite approval and affect the conversion.

Eventer Technologies Ltd. – Online Event Management

Eventer is a technology company engaged in the development of unique tools for automatic creation, management, promotion, and billing of events and ticketing sales. Eventer seeks to tap the growing demand for enterprise and private online communication over the last year. As such, Eventer’s systems offer and enable advanced, user-friendly solutions for online events such as online concerts, enterprise events and online conferences, in addition to management and ticket sales for events carried out in offline venues. In addition, Eventer’s platform provides individuals with the ability to create and sell tickets to custom small-scale private or public events. Eventer’s revenues are derived from commissions from sales of tickets for online and offline events planned and managed through its platform.

On October 14, 2020, we signed a share purchase agreement and a revolving loan agreement with Eventer. The Eventer transaction closed on October 26, 2020. Pursuant to the share purchase agreement, we invested $750,000 and were issued an aggregate of 325,270 ordinary shares of Eventer, representing 50.01% of Eventer’s issued and outstanding share capital on a fully diluted basis. The share purchase agreement provides that we will invest an additional $250,000 in a second tranche, subject to Eventer achieving certain post-closing EBITDA based milestones during the fiscal years 2020 through 2023. In the event that Eventer partially achieves the milestones, the $250,000 investment will be reduced in proportion to the milestones that were achieved.

In addition, we entered into a revolving loan agreement with Eventer, or the Loan Agreement, under which we committed to lend up to $1,250,000 to Eventer through advances of funds upon Eventer’s request and subject to our approval. We extended an initial advance of $250,000 upon closing the Loan Agreement, or the Initial Advance. Advances extended under the Loan Agreement may be repaid and borrowed in part or in full, from time to time. The Initial Advance will be repaid in twenty-four equal monthly installments, commencing on the first anniversary of the Loan Agreement. Other advances extended under the Loan Agreement will be repaid immediately following, and in no event later than thirty days following the completion of the project or purpose for which they were made. Outstanding principal balances on the advances will bear interest at a rate equal to the higher of (i) 4% per year, or (ii) the interest rate determined by the Israeli Income Tax Ordinance [New Version] 5721-1961 and the rules and regulation promulgated thereunder. Interest payments will be made on a monthly basis.

On October 14, 2020, we entered a share exchange agreement with Eventer’s shareholders, or the Exchange Agreement, pursuant to which, during the period commencing on the second anniversary of the Exchange Agreement and ending fifty-four (54) months following the date of the Exchange Agreement, Eventer’s shareholders may elect to exchange all of their Eventer shares for ordinary shares of our company. The number of ordinary shares of the Company to which Eventer’s shareholders would be entitled pursuant to an exchange will be calculated by dividing the fair market value of each Eventer’s ordinary share, as mutually determined by our company and the shareholders, by the average closing price of an ordinary share of our company on the principal market on which our ordinary shares or ADSs are traded during the sixty days prior to the exchange date rounded down to the nearest whole number. Our board of directors may defer the implementation of the exchange in the event it determines in good faith that doing so would be materially detrimental to our company and its shareholders. In addition, the exchange may not be effected for so long as $600,000 or greater remains outstanding under the Loan Agreement, or if an event of default under the Loan Agreement has occurred.

Other Activities

Matomy Media Group Ltd.

We hold approximately 24.92% of the outstanding share capital of Matomy Media Group Ltd.’s, or Matomy. Matomy is dually listed on the London Stock Exchange and the TASE, and its shares are currently suspended from trading due to non-compliance with the London Stock Exchange listing rules relating to shell corporation status and maintaining an active business.

On September 29, 2020, Matomy announced that it has entered into a memorandum of understanding, or the Automax MOU, with Global Automax Ltd., or Automax, an Israeli private company that imports various leading car brands to Israel and Automax’s shareholders. The Automax MOU provides for a proposed merger in which the shareholders of Automax would exchange 100% of their shares in Automax for shares of Matomy, or the Proposed Merger. Under the Automax MOU, Automax and Matomy have agreed on an exclusivity period of 60 days. Save for the exclusivity period, the Automax MOU is non-binding.

According to the announcement, Matomy expects to sign a binding agreement for the Proposed Merger during the fourth quarter of 2020. Matomy also expects that, upon completion of the Proposed Merger, Automax shareholders would hold approximately 53% of the outstanding share capital of Matomy and potentially up to a maximum of 73%, due to additional share issuances which are subject to achievement of certain revenue and profit milestones by Matomy, or if the value of the Matomy’s shares reach specific values after the Proposed Merger. There can be no guarantee that the Proposed Merger will be completed, or a binding agreement will be signed for the Proposed Merger.

On October 20, 2020, Matomy held an extraordinary general meeting of shareholders and approved the cancellation of the admission of Matomy’s ordinary shares for trading on the High Growth Segment of the London Stock Exchange.

Recent Developments

Underwritten Public Offering

On May 22, 2020, we closed an underwritten public offering of (i) 575,001 ADSs at a public offering price of $1.50 per ADS, and (ii) 2,758,333 pre-funded warrants to purchase one ADS at a public offering price of $1.499. The gross proceeds from this offering were approximately $5,000,000 before deducting underwriting discounts, commissions and other offering expenses. The pre-funded warrants, which were exercisable at any time after the date of issuance upon payment of the exercise price of $0.001 per ADS, have been exercised in full.

GERD Patent Infringement Litigation

On July 13, 2020, our subsidiary, GERD IP, Inc., a Delaware corporation, filed a complaint in the United States District Court for the District of Delaware alleging infringement of two of its proprietary patents issued by the United States Patent and Trademark Office by EndoGastric Solutions, Inc. On August 27, 2020 GERD IP, Inc. filed an amended complaint and on September 9, 2020 the defendant filed an answer.

Smart Repair Pro, Inc. and Purex Inc. – Investment and Secondary

On October 8, 2020, we entered into a common stock purchase agreement with Smart Repair Pro, Inc., or Pro, Purex Inc., or Purex, and their respective stockholders, or the Purex Purchase Agreement. Pro and Purex are companies engaged in e-commerce on the Amazon Marketplace based on the Fulfillment by Amazon Model. Pro and Purex currently sell three brands of consumer products on the Amazon Marketplace. Pursuant to the Purex Purchase Agreement, we will acquire 50.01% of each of Pro and Purex issued and outstanding share capital on a fully diluted basis, acquired through a combination of cash investments in the companies and acquisition of additional shares from the current shareholders of the two companies in consideration for restricted ADSs of our company and a cash component. We will invest an aggregate amount of $1,250,000 in Pro and Purex, pay $150,000 in cash consideration to the current stockholders, and issue $500,000 worth of restricted ADSs to the current stockholders of such companies, with the value of restricted ADSs to be subject to downward adjustment based on the 2020 results of the two companies. In addition, the’ current shareholders of Pro and Purex will be entitled to additional milestone issuances of up to an aggregate $750,000 in restricted ADSs subject to the achievement by Pro and Purex of certain milestones throughout 2021. The transactions contemplated in the definitive agreements are subject to customary closing conditions.

The Purex Purchase Agreement provides that within 14 days following the closing of the Purchase Agreement, we and the stockholders of Pro and Purex will each extend a loan equal to $250,000 pursuant to the terms of a loan agreement provided by us, for the purpose of financing the ongoing capital requirements of the two companies.

Delisting from the Tel Aviv Stock Exchange Ltd.

On October 22, 2020, our board of directors resolved to take steps to voluntarily delist our ordinary shares from trading on the TASE. We are delisting our ordinary shares from TASE in order to be subject to one set of listing regulations instead of two, to allow greater flexibility to execute our business and financing strategy and to reduce administrative costs, in order to maximize shareholder value in the medium and long term.

Following the delisting in Israel, our ADSs will continue to trade on the Nasdaq Stock Market. We are urging the holders of our ordinary shares to convert their shares into ADSs through their banks and brokers. Every twenty (20) ordinary shares are convertible into one (1) ADS.

Under applicable Israeli law, including Section 35BB of the Israeli Securities Law, the delisting of our ordinary shares from trading on the TASE will take place three months after the date of this announcement. The last trading day of our ordinary shares on the TASE will be January 21, 2021, and our ordinary shares will be delisted from TASE on January 25, 2021. During the interim period, our ordinary shares will continue to be traded on the TASE. Following the delisting, the Company will continue to file public reports and make public disclosures in accordance with the rules and regulations of the SEC and Nasdaq.

Polyrizon Ltd. – Memorandum of Understanding

On November 9, 2020, we entered into a non-binding memorandum of understanding with Polyrizon for an investment of up to an additional $150,000 in Polyrizon. We currently hold 19.9% in Polyrizon, and if the memorandum of understanding materializes into a definitive agreement, following the additional investment of $100,000, we will own approximately 33% of Polyrizon on a fully diluted basis, excluding the shares that may be issued upon the deferred closing, We and other Polyrizon shareholders have the option to invest an additional aggregate amount of up to $50,000 in a deferred closing, for a period of 60 days after the initial closing.

Gix Internet Ltd. – Private Placements

On November 10, 2020, Gix announced the approval by its board of directors of an offering of its ordinary shares of no par value each, at an offering price per share of NIS 1.33. Contingent upon approval of the offering by Gix shareholders, and pursuant to the terms of the Dilution Provision contained in the Agreement, we shall be entitled to receive 4,598,243 additional Gix’s ordinary shares, subject to our payment of NIS 0.30 per ordinary share, the minimum exercise price required by the TASE bylaws, constituting an aggregate payment of NIS 1,379,473, and our warrant shall be adjusted such that it may be exercised for the purchase of 7,496,426 Gix ordinary shares. Following the issuance and conversion of Linkury’s shares which is subject to Gix’s shareholders approval, we will hold approximately 40.26% of Gix’s outstanding share capital on a fully diluted basis and approximately 35.30% of the voting rights in Gix.

EMuze - EV Ltd. - Memorandum of Understanding

On November 19, 2020, we entered into a non-binding memorandum of understanding with EMuze - EV Ltd., or EMuze, a privately held company that designs and develops electric mobility micro vehicles, to invest in a joint venture, NewCo, for the commercialization of EV micro-mobility vehicles for individual urban use, “last mile” cargo delivery. If the memorandum of understanding materializes into a definitive agreement, we shall initially hold 19.99% of NewCo’s share capital on a fully diluted basis in consideration for an initial investment of $250,000, and we may increase our holdings to up to 50.1% by investing up to an additional $1,100,000 subject to NewCo’s achievement of certain milestones.

Resignation and Replacement of Chief Financial Officer

On November 15, 2020, our Chief Financial Officer, Ms. Tatiana Yosef, notified us of her resignation from her position, effective January 15, 2021. Following her resignation, Ms. Yosef will continue to serve as the Chief Financial Officer of our subsidiary, ScoutCam. Ms. Yosef expressed no disagreements with the Company or our board of directors. During the interim period, Ms. Yosef will continue to perform her responsibilities and will endeavor to enable a seamless transition with the person who will be elected to replace her as our Chief Financial Officer.

On November 30, 2020, we entered into an employment agreement with Mr. Oz Adler to serve as the Company’s Chief Financial Officer, effective as of January 15, 2021. Mr. Adler’s employment with the Company shall commence on December 1, 2020. Since September 2017, Mr. Adler has served as controller, VP Finance and Chief Financial Officer of Therapix Biosciences Ltd., a former Nasdaq listed company that is currently listed on the OTC Pink Sheets. Between 2012 and 2017, Mr. Adler worked in the audit department of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global. Mr. Adler is a certified public accountant in Israel and holds a B.A. degree in Accounting and Business management from The College of Management, Israel.

Collaboration and Licensing Agreement by and between Eventer Technologies Ltd. and Screenz Cross Media Ltd.

On November 26, 2020, Eventer entered into collaboration and commercial licensing agreement with Screenz Cross Media Ltd., or Screenz, a virtual event technology company. Screenz Live is a platform for broadcasting and producing live and on demand events and content. As part of the agreement, both companies will have access, and will be allowed to use, each other’s systems and platforms. Screenz shall be entitled to manage its events as well as sell and market tickets to such events using the Eventer platform while Eventer shall be entitled to create and manage online events using Screenz Live online platform. The licensing agreement has an initial term of two years and will be automatically extended unless either party elects to discontinue the collaboration.

Corporate Information

We are a public limited liability company and operate under the provisions of Israel’s Companies Law, 5759-1999, as amended, or the Companies Law. Our registered office and principal place of business are located at Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel and our telephone number in Israel is +972-73-370-4691. Our website address is www.medigus.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus. Our registered agent in the United States is Puglisi & Associates. The address of Puglisi & Associates is 850 Library Avenue, Suite 204, Newark, DE, 19711, USA.

THE OFFERING

ADSs offered by us in the offering	5,915,409 ADSs representing 118,308,180 Ordinary Shares.

Total number of Ordinary Shares outstanding immediately before this offering	153,177,438 Ordinary Shares.

Total number of Ordinary Shares outstanding immediately after this offering	271,485,618 Ordinary Shares.

The ADSs

Each ADS represents twenty (20) Ordinary Shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs, executed and delivered by The Bank of New York Mellon, as Depositary.

The Depositary, as depositary, will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement, among us, The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of ADSs issued thereunder, or the Deposit Agreement, a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by The Bank of New York Mellon with the SEC on May 7, 2015.

The Depositary will charge you fees for such exchanges pursuant to the Deposit Agreement.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of the Offered Securities.” We also encourage you to read the Deposit Agreement, which is incorporated by reference as an exhibit to the registration statement that includes this prospectus.

Offering Price	The offering price is $ per ADS. The actual offering price per ADS in this offering will be determined between us and the underwriter at the time of pricing, and may be at a discount to the current market price for our ADSs.

Use of proceeds

We expect to receive approximately $     million in net proceeds from the sale of ADSs offered by us in this offering (approximately $      million if the underwriter exercises its over-allotment option in full), based upon an assumed public offering price of $      per ADS, the last reported sale price of our ADSs on Nasdaq on     , 2020. The actual offering price per share in this offering will be determined between us and the underwriter at the time of pricing, and may be at a discount to the current market price.

We will use the net proceeds that we receive from the sale of the securities offered by this prospectus for general corporate purposes and working capital. See “Use of Proceeds” for additional information.

Risk factors	Investing in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks related to our business, the offering and our securities, and our location in Israel. See “Risk Factors” and “Item 3. - Key Information – D. Risk Factors in our 2019 Annual Report on Form 20-F filed with the SEC, on April 21, 2020 incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Listing	Our ADSs are listed on Nasdaq under the symbol “MDGS” and our Ordinary Shares currently trade on the TASE in Israel under the symbol “MDGS.”

Depositary	The Bank of New York Mellon.

The number of our ADSs and Ordinary Shares to be outstanding immediately after this offering as shown above assume that all of the ADSs offered hereby are sold and is based on 153,177,438 Ordinary Shares outstanding as of November 29, 2020, and excludes:

●	6,663,630 Ordinary Shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.68 per share or $0.21 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 333,182 ADSs at a weighted average exercise price of $4.11 per ADS; and

●	85,988,240 Ordinary Shares issuable upon the exercise of warrants to purchase up to an aggregate of 4,299,412 ADSs at a weighted average exercise price of $5.26 per ADS.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above.

Summary Financial Data

The following consolidated statement of operations data for the years ended December 31, 2019, 2018 and 2017 is derived from our audited consolidated financial statements incorporated by reference herein. The consolidated statement of operations data for the period of six months ended June 30, 2019 and 2020 is derived from our unaudited interim condensed consolidated financial statements as of June 30, 2020 also incorporated by reference herein. The consolidated balance sheet data as of June 30, 2020 is derived from our unaudited interim condensed consolidated financial statements as of June 30, 2020 also incorporated by reference herein. These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as set forth by the International Accounting Standard Board. The selected consolidated financial data set forth below should be read in conjunction with and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto and other financial information included elsewhere in this registration statement or incorporated by reference herein.

	Year Ended December 31,			Six Months Ended June 30,
	2017	2018	2019	2019	2020
	Audited			Unaudited
	(U.S. Dollars, in thousands, except per share and weighted average shares data)
Consolidated Statements of Loss and Other Comprehensive Loss
Revenues	$467	$436	$273	$144	$73
Cost of revenues
Products and services	219	279	455	242	276
Inventory impairment	297	328	-	-	-
Gross loss	(49)	(171)	(182)	(98)	(203)
Research and development expenses	(2,208)	(1,809)	(609)	(471)	(356)
Sales and marketing expenses	(846)	(1,354)	(326)	(232)	(213)
General and administrative expenses	(3,005)	(3,338)	(3,081)	(1,168)	(2,639)
Net change in fair value of financial assets at fair value through profit or loss	-	-	92	-	(323)
Share of net loss of associate accounted for using the equity method	-	-	(216)	-	(138)
Amortization of excess purchase price of an associate	-	-	-	-	(546)
Listing expenses	-	-	(10,098)		-
Operating loss	(6,108)	(6,672)	(14,420)	(1,969)	(4,418)
Changes in fair value of warrants issued to investors	3,502	148	142	7	789
Financing income (expenses), net	54	(54)	99	154	30
Loss before taxes on income	(2,552)	(6,578)	(14,179)	(1,808)	(3,599)
Tax benefit (Taxes on income)	7	(20)	1	4	-
Loss for the period	$(2,545)	$(6,598)	$(14,178)	$(1,804)	$(3,599)
Other comprehensive loss for the period, net of tax	-	-	(41)	-	4
Total comprehensive loss for the period	$(2,545)	$(6,598)	$(14,219)	$(1,804)	$(3,595)
Basic loss per ordinary share(1)	$(0.20)	$(0.16)	$(0.18)	$(0.02)	$(0.04)
Diluted loss per ordinary share(1)	$(0.23)	$(0.16)	$(0.18)	$(0.02)	$(0.04)
Weighted average number of Ordinary Shares outstanding used to compute (in thousands) (1):
Basic loss per share	12,569	41,988	78,124	75,932	90,416
Diluted loss per share	12,969	41,988	78,124	75,932	90,416

(1)	Adjusted to reflect: a 1-for-10 reverse share split of our Ordinary Shares effected on July 13, 2018, together with a change in the ratio of Ordinary Shares per ADSs, such that after the reverse share split was implemented each ADS represents 20 post- reverse share split Ordinary Shares, instead of 50 pre- reverse share split Ordinary Shares.

	As of June 30, 2020
	Unaudited
	Actual	As Adjusted(1)
	(U.S. Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$10,172	$25,862
Total assets	17,898	33,588
Total non-current liabilities	58	58
Accumulated deficit	(79,210)	(79,210)
Total shareholders’ equity	13,437	29,127

(1)	As adjusted gives further effect to the assumed issuance and sale in this offering of 5,915,409 ADSs representing 118,308,180 Ordinary Shares at the assumed public offering price of $2.94 per ADS, the last reported sales price of our ADSs on the Nasdaq on November 27, 2020, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein, including the risk factors contained in our Annual Report on Form 20-F for the year ended December 31, 2019 filed with the SEC on April 21, 2020. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below and the information under the heading “Risk Factors” in the accompanying prospectus. The risks and uncertainties described below are not the only risks facing us. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, results of operations, financial condition and prospects. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks, and you may lose all or part of your original investment.

Risks Related to Our Business and the Business of our Subsidiaries

We made material changes to our business strategy during 2019, which we continued to implement in 2020. We cannot guarantee that any of these changes will result in any value to our shareholders.

Since 2019, we have materially changed our business model, adjusted our exclusive focus on the medical device industry to include other industries, abandoned our strategy to commercialize the MUSE™ system, transferred our ScoutCam™ activity into our subsidiary, ScoutCam Ltd., and consummated a securities exchange agreement in relation to ScoutCam Ltd. As a result of these changes, we have acquired substantial stakes in a number of ventures, including but not limited to online business activities such as ad-tech and online event management. We cannot guarantee that these strategic decisions will derive the anticipated value to our shareholders, or any value at all and us.

We have had a history of losses and our ability to grow sales and achieve profitability are unpredictable.

We have incurred losses since our incorporation. As of June 30, 2020, we had an accumulated deficit of $79.2 million and incurred total comprehensive losses of approximately $14.2 million, $6.6 million and $3.6 million in the years ended December 31, 2019 and 2018 and the six months ended June 30, 2020, respectively. Our ability to reach profitability depends on many factors, which include:

●	successfully implementing our business strategy;

●	increasing revenues; and

●	controlling costs

There can be no assurance that we will be able to successfully implement our business plan, meet our challenges and become profitable in the future.

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our products and services and could harm our business.

The future success of the online businesses of our subsidiaries depends upon the continued use of the internet as a primary medium for commerce, communication, and business applications. Federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. The adoption of any laws or regulations that could reduce the growth, popularity, or use of the Internet, including laws or practices limiting Internet neutrality, could decrease the demand for, or the usage of, services provided by Eventer and Gix increase the cost of doing business and harm our results of operations. Changes in these laws or regulations could require our subsidiaries and us to modify our offerings, or certain aspects of them, in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees, or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, or result in reductions in the demand for Internet-based products such as those of our subsidiaries. In addition, the use of the Internet as a business tool could be harmed due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. Further, the applicability and demand for services and products offered by our subsidiaries and us depend on the quality of our users’ access to the Internet. Certain features of our offerings, and specifically those of Eventer, may require significant bandwidth and fidelity to work effectively. Internet access is frequently provided by companies that have significant market power that could take actions that degrade, disrupt, or increase the cost of access to our services, which would negatively impact our results. The Internet's performance and its acceptance as a business and commerce tool have been harmed by “viruses,” “worms” and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the Internet’s use is adversely affected by these issues, demand for the services provided by our subsidiaries and us could decline.

The global outbreak of COVID-19 (coronavirus) may negatively impact the global economy in a significant manner for an extended period of time, and also adversely affect our operating results in a material manner.

The COVID-19 pandemic, including the efforts to combat it, has had and may continue to have a widespread effect on our business. In response to the pandemic, public health authorities and local and national governments have implemented measures that have and may continue to impact our business, including voluntary or mandatory quarantines, restrictions on travel and orders to limit the activities of non-essential workforce personnel. As of the date of this registration statement, the COVID-19 (coronavirus) pandemic had made a significant impact on global economic activity, with governments around the world, including Israel, having closed office spaces, public transportation and schools, and restricting travel. These closures and restrictions, if continued for a sustained period, could trigger a global recession that could negatively impact our business in a material manner. We are actively monitoring the pandemic and we are taking any necessary measures to respond to the situation in cooperation with the various stakeholders.

In light of the evolving nature of the pandemic and the uncertainty it has produced around the world, we do not believe it is possible to predict with precision the pandemic’s cumulative and ultimate impact on our future business operations, liquidity, financial condition and results of operations. For example, travel restrictions have adversely affected our ability to timely achieve certain milestones included in our Golden Grand Agreement and has delayed the recognition revenues deriving therefrom. These travel restrictions have also impacted our sales and marketing efforts and those of our subsidiaries.

The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the duration of the spread of the outbreak and any future “waves” of the outbreak, globally and specifically within Israel and the United States. In addition, the extent of the impact on capital and financial markets, foreign currencies exchange and governmental or regulatory orders that impact our business are highly uncertain and cannot be predicted. If economic conditions generally or in the industries in which we operate specifically, worsen from present levels, our results of operations could be adversely affected and our financial condition will depend on future developments that are highly uncertain and cannot be predicted, including new government actions or restrictions, new information that may emerge concerning the severity, longevity and impact of the COVID-19 pandemic on economic activity.

Additionally, concerns over the economic impact of the pandemic have caused extreme volatility in financial markets, which has adversely impacted and may continue to adversely impact our share price and our ability to access capital markets. To the extent the pandemic or any worsening of the global business and economic environment as a result adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section and the risk factors in our Annual Report on Form 20-F for the year ended December 31, 2019.

Unfavorable conditions in the industry of our subsidiaries and the global economy in general could limit their ability to grow their business and negatively affect their operations results.

The results of operations of our subsidiaries may vary based on the impact of changes in the industry or the global economy on their customers or the subsidiaries. Our subsidiaries’ businesses revenue growth and potential profitability and our subsidiaries depend on the demand for our services and products, including the demand online and offline events and advertising. Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the global economy or individual markets, including changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks in Israel, the United States or elsewhere, could cause a decrease in business investments, leisure related spending, event organization and organization spend on marketing and advertising which could negatively affect our business.

Gix and Eventer each rely on key employees and highly skilled personnel, and, if they are unable to attract, retain or motivate qualified personnel, they may not be able to operate its business effectively.

The success of Gix and Eventer depends largely on the continued employment of their senior management and key personnel who can effectively operate its business and its ability to attract and retain skilled employees. Competition for highly skilled management, technical, research and development, and other employees is intense, and Gix and Eventer may not be able to attract or retain highly qualified personnel in the future. If any of the key employees of Gix and Eventer leave or are terminated, and such companies fail to manage a transition to new personnel effectively, or if they fail to attract and retain qualified and experienced professionals on acceptable terms, the business, financial condition and results of operations of Gix and Eventer could be adversely affected.

We, and our subsidiaries, are subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. The actual or perceived failure to comply with such obligations could harm our business.

Our subsidiaries and we receive, collect, store, process, transfer, and use personal information and other data relating to users of our products, our employees and contractors, and other persons. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of certain data, including personal information. We are subject to numerous federal, state, local, and international laws, directives, and regulations regarding privacy, data protection, and data security and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, the scope of which are changing, subject to differing interpretations, and may be inconsistent among jurisdictions or conflict with other legal and regulatory requirements. We are also subject to certain contractual obligations to third parties related to privacy, data protection and data security. We strive to comply with our applicable policies and applicable laws, regulations, contractual obligations, and other legal obligations relating to privacy, data protection, and data security to the extent possible. However, the regulatory framework for privacy, data protection and data security worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other legal obligations or our practices. Further, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of users or other data subjects for the collection, use, retention or disclosure of such data must be obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process user data or develop new services and features.

If our subsidiaries or we were found in violation of any applicable laws or regulations relating to privacy, data protection, or security, our business may be materially and adversely affected and we would likely have to change our business practices and potentially the services and features available through our platform. In addition, these laws and regulations could impose significant costs on us and could constrain our ability to use and process data in manners that may be commercially desirable. In addition, if a breach of data security were to occur or to be alleged to have occurred, if any violation of laws and regulations relating to privacy, data protection or data security were to be alleged, or if we had any actual or alleged defect in our safeguards or practices relating to privacy, data protection, or data security, our solutions may be perceived as less desirable, and our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We also expect that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. For example, the data protection landscape in the European Union (“EU”) is currently evolving, resulting in possible significant operational costs for internal compliance and risks to our business. The EU adopted the General Data Protection Regulation or GDPR, which became effective in May 2018, and contains numerous requirements and changes from previously existing EU laws, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Among other requirements, the GDPR regulates the transfer of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. Failure to comply with the GDPR could result in penalties for noncompliance (including possible fines of up to the greater of €20 million and 4% of our global annual turnover for the preceding financial year for the most serious violations, as well as the right to compensation for financial or non-financial damages claimed by individuals under Article 82 of the GDPR).

In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life. The proposed legislation, known as the Regulation of Privacy and Electronic Communications, or ePrivacy Regulation, would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation is still being negotiated.

Additionally, in June 2018, California passed the California Consumer Privacy Act, or CCPA, which provides new data privacy rights for California consumers and new operational requirements for covered companies. Specifically, the CCPA provides that covered companies must provide new disclosures to California consumers and afford such consumers new data privacy rights that include the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. The CCPA became operative on January 1, 2020. The California Attorney General can enforce the CCPA, including seeking an injunction and civil penalties for violations. The CCPA also provides a private right of action for certain data breaches expected to increase data breach litigation. The CCPA may require us to modify our data practices and policies and to incur substantial costs and expenses in order to comply. A new privacy law, the California Privacy Rights Act, or CPRA, was recently certified by the California Secretary of State to appear on the ballot for the November 3, 2020 election. If this initiative is approved by California voters, the CPRA would significantly modify the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. More generally, some observers have noted the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business. Further, in March 2017, the United Kingdom (“U.K.”) formally notified the European Council of its intention to leave the EU pursuant to Article 50 of the Treaty on European Union (“Brexit”). The U.K. ceased to be an EU Member State on January 31, 2020, but enacted a Data Protection Act substantially implementing the GDPR, effective in May 2018, which was further amended to align more substantially with the GDPR following Brexit. It is unclear how U.K. data protection laws or regulations will develop in the medium to longer-term and how data transfers to and from the U.K. will be regulated. Some countries also are considering or have enacted legislation requiring local storage and processing of data that could increase the cost and complexity of delivering our services.

In addition, failure to comply with the Israeli Privacy Protection Law 5741-1981, and its regulations as well as the guidelines of the Israeli Privacy Protection Authority, may expose us to administrative fines, civil claims (including class actions), and in certain cases, criminal liability. Current pending legislation may result in a change in the current enforcement measures and sanctions.

Any failure or perceived failure by our subsidiaries or by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or data security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform. Additionally, if third parties we work with violate applicable laws, regulations, or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry, or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Risks Related to the Business of Eventer Technologies Ltd.

Eventer’s business is highly sensitive to public tastes. It is dependent on its ability to secure popular artists and other live music events. Eventer’s ticketing clients may be unable to anticipate or respond to consumer preferences changes, which may result in decreased demand for its services.

Eventer’s business is highly sensitive to rapidly changing public tastes and is dependent on the availability of popular artists and events. Eventer’s live entertainment business depends on its ability to anticipate the tastes of consumers and offer events that appeal to them. Since Eventer relies on unrelated parties to create and perform at live music events as well as online events, any lack of availability of popular artists could limit its ability to generate revenue. If artists do not choose to perform, or if Eventer cannot secure performances and events to be managed and ticketed through its platform, Eventer’s business would be adversely affected. Furthermore, Eventer’s business could be adversely affected if artists utilizing its platform do not tour or perform as frequently as anticipated, or if such tours or performances are not as widely attended by fans as anticipated due to changing tastes, general economic conditions or otherwise.

Eventer faces intense competition in the online and offline event and ticketing industries. It may not be able to maintain or increase its current revenue, which could adversely affect its business, financial condition, and operations results.

Eventer is active in highly competitive industries, and it may not be able to maintain or increase its current revenue due to such competition. Online and offline leisure events compete with other entertainment forms for consumers’ discretionary spending and within this industry, Eventer faces competition from other promoters and venue operators. Eventer’s competitors compete for relationships with popular music artists and other service providers who have a history of being able to book artists for concerts and events. These competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential artists. Due to increasing artist influence and competition to attract and maintain artist clients for events managed on Eventer’s platform, it may enter into agreements on terms that are less favorable to it, which could negatively impact the number of commissions collected from ticket sales which may adversely affect its financial results. Eventer’s competitors may develop services and advertising options equivalent to or superior to those they provide or achieve greater market acceptance and brand recognition than it achieves. Across the live music and entertainment industry, it is possible that new competitors may emerge and rapidly acquire significant market share.

Eventer’s business faces significant competition from other ticketing service providers to continuously secure new and retain existing clients. Additionally, it faces significant and increasing challenges from companies that sell self-ticketing systems and clients who choose to self-ticket by integrating such systems into their existing operations or the acquisition of primary ticket services providers. The advent of new technology, particularly as it relates to online ticketing, has amplified this competition. The intense competition that Eventer faces in the ticketing industry could cause the volume of ticketing services to decline.

The success of Eventer’s event management and ticketing solutions and other operations depends, in part, on the integrity of its systems and infrastructure, as well as affiliate and third-party computer systems, Wi-Fi, and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on its business, financial condition, and operations results.

System interruption and the lack of integration and redundancy in the information systems and infrastructure, utilized for Eventer’s platform as well as other computer systems and third-party software, Wi-Fi and other communications systems service providers on which Eventer relies, may adversely affect its ability to operate the platform, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. Such interruptions could occur by virtue of natural disasters, malicious actions such as hacking or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require Eventer to expend additional resources to continue to maintain its software and systems and could subject it to systems interruptions. The infrastructure required to operate Eventer’s platform requires an ongoing investment of time, money, and effort to maintain or refresh hardware and software and ensure it remains at a level capable of servicing the demand and volume of business it receives. Failure to do so may result in system instability, degradation in performance, or unfixable security vulnerabilities that could adversely impact both the business and the consumers utilizing Eventer’s services.

While Eventer has backup systems for certain aspects of its operations, disaster recovery planning by its nature cannot be sufficient for all eventualities. In addition, Eventer may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect Eventer’s business, financial condition, and operations results.

Eventer’s success depends, in significant part, on entertainment and leisure events and economic and other factors adversely affecting such events could have a material adverse effect on its business, financial condition and results of operations.

A decline in attendance at or reduction in the number of entertainment and leisure events may have an adverse effect on Eventer’s revenue and operating income. In addition, during periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending and advertisers have reduced their advertising expenditures. The impact of economic slowdowns on Eventer’s business is difficult to predict, but they may result in reductions in ticket sales and the ability to generate revenue. The risks associated with Eventer’s businesses may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at entertainment and leisure events. Many of the factors affecting the number and availability of entertainment and leisure events are beyond Eventer’s control. For example, COVID-19 has led to lockdowns and governmental restrictions on live entertainment and leisure events as well as restrictions regarding the attendance of such events. Although Eventer’s platform supports the management and ticketing of online events, there is no assurance that online events will generate demand on par with live events, which could adversely affect Eventer’s operations results.

Eventer’s business depends on discretionary consumer and enterprise spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals, and inflation can significantly impact Eventer’s operating results. Business conditions, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact Eventer’s operating results. These factors can affect attendance at online and offline events, advertising, and spending, as well as the financial results of venues, events, and the industry. Negative factors such as challenging economic conditions and public concerns over terrorism and security incidents, particularly when combined, can impact corporate and consumer spending and one negative factor can result in more than another. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions or by any future deterioration in economic conditions, thereby possibly impacting Eventer’s operating results and growth.

If Eventer fails to maintain and improve the quality of its platform, it may not be able to attract clients seeking to manage their online and offline events or facilitate ticket sales for events.

To satisfy both clients seeking to manage online and offline events through Eventer’s platform, Eventer needs to continue to improve the user experience and innovate and introduce features and services that both event managers and ticket purchasers find useful cause them to use Eventer’s platform more frequently. In addition, Eventer needs to adapt, expand and improve its platform and user interfaces to keep up with changing user preferences. Eventer invests substantial resources in researching and developing new features and enhancing its platform by incorporating these new features, improving the functionality, and adding other improvements to meet users’ evolving demands. The success of any enhancements or improvements to Eventer’s platform or any new features depends on several factors, including timely completion, adequate quality testing, integration with technologies on the platform and overall market acceptance. Because further development of Eventer’s platform is complex, challenging, and dependent upon an array of factors, the timetable for the release of new features and enhancements to Eventer’s platform is difficult to predict, and it may not offer new features as rapidly as users of its platform require or expect.

It is difficult to predict the problems Eventer may encounter in introducing new features to its platform. Eventer may need to devote significant resources to creating, supporting, and maintaining these features. Eventer provides no assurance that its initiatives to improve the user experience will be successful. Eventer also cannot predict whether users will well receive any new features or whether improving its platform will be successful or sufficient to offset the costs incurred to offer these new features. If Eventer is unable to improve or maintain its platform's quality, its business, prospects, financial condition, and results of operations could be materially and adversely affected.

If our Eventer subsidiary fails to offer high-quality customer service, their brand and reputation could suffer.

Eventer’s clients rely on the platform to plan and manage online and offline events and expect a high level of user experience and customer service relating to both the event management functions of the platform as well as ticket sales. Providing such quality service is imperative for ensuring customer success, sustaining sales growth, and developing Eventer’s business. To the extent that Eventer cannot provide real-time support for users of its platforms, the platform may become less attractive to potential users, and its results of operations may be harmed.

Errors, defects, or disruptions in Eventer’s platform could diminish its brand, subject it to liability, and materially and adversely affect its business, prospects, financial condition, and operations results.

Any errors, defects, or disruptions in Eventer’s platform or other performance problems with its platform could harm its brand and may damage the businesses of artists and clients that manage events on its platform. Eventer’s online systems, including its website and mobile apps, could contain undetected errors, or “bugs,” that could adversely affect their performance. Additionally, Eventer regularly updates and enhances its website, platform, and other online systems and introduces new versions of its software products and apps. These updates may contain undetected errors when first introduced or released, which may cause disruptions in its services and may, as a result, cause Eventer to lose market share, and its brand, business, prospects, financial condition and results of operations could be materially and adversely affected.

Eventer is subject to escrow, payment services, and money transmitter regulations that may materially and adversely affect its business.

Eventer relies on third-party to collect funds from ticket purchasers, remit payments to clients that manage events on its platform, and hold funds in connection with ticket purchases. Although Eventer believes that by working with third parties, its operations comply with existing applicable laws and regulatory requirements related to escrow, money transmission, handling or moving of money, existing laws or regulations may change, and interpretations of existing laws regulations may also change.

As a result, Eventer could be required to be licensed as an escrow agent or a money transmitter (or other similar licensees) in jurisdictions in which it is active or may choose to obtain such a license even if not required. As a result, Eventer may be required to register as a money services business under applicable laws and regulations. It is also possible that Eventer could become subject to regulatory enforcement or other proceedings in those jurisdictions with escrow, money transmission, or other similar statutes or regulatory requirements related to the handling or moving of money, which could, in turn, have a significant impact on its business, even if we were to ultimately prevail in such proceedings. Any developments in the laws or regulations related to escrow, money transmission, or the handling or moving of money or increased scrutiny of its business may lead to additional compliance costs and administrative overhead.

Eventer faces payment and fraud risks that could materially and adversely affect its business.

Requirements applicable to Eventer’s platform relating to user authentication and fraud detection are complex. If Eventer’s security measures do not succeed, Eventer’s business may be adversely affected. In addition, bad actors worldwide use increasingly sophisticated methods to engage in illegal activities involving personal data, such as unauthorized use of another’s identity or payment information, unauthorized acquisition or use of credit or debit card details, and other fraudulent use of another’s identity or information. This could result in any of the following, each of which could adversely affect Eventer’s business:

●	Eventer may be held liable for the unauthorized use of a credit card or bank account number by ticket purchasers and be required by card issuers or banks to pay a chargeback or return fee, and if chargeback or return rate becomes excessive, credit card networks may also require Eventer to pay fines or other fees;

●	Eventer may be subject to additional risk and liability exposure, including negligence, fraud or other claims, if employees or third-party service providers misappropriate user information for their own gain or facilitate the fraudulent use of such information;

●	Eventer may suffer reputational damage as a result of the occurrence of any of the above.

Despite measures taken by Eventer to detect and reduce the risk of this kind of conduct, it cannot ensure that any of its measures will stop illegal or improper uses of its platform. Eventer may receive complaints from users and other third parties concerning misuse of its platform in the future. Even if these claims do not result in litigation or are resolved in Eventer’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of Eventer’s management and materially and adversely affect its business, prospects, financial condition and results of operations.

Eventer uses open source software, which could negatively affect its ability to offer its platform and subject it to litigation or other actions.

Eventer uses substantial amounts of open source software in its platform and may use more open source software in the future. From time to time, there have been claims challenging both the ownership of open source software against companies that incorporate open source software into their products and whether such incorporation is permissible under various open source licenses. U.S. and Israeli courts have not interpreted the terms of many open source licenses, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on its ability to commercialize its platform. As a result, Eventer could be subject to lawsuits by parties claiming ownership of what we believe to be open source software, or breach of open source licenses. Litigation could be costly for Eventer to defend, have a negative effect on its results of operations and financial condition, or require it to devote additional research and development resources to change its platform. In addition, if Eventer were to combine its proprietary source code or software with open source software in a certain manner, it could, under certain of the open source licenses, be required to release the source code of its proprietary software to the public. This would allow its competitors to create similar products with less development effort and time. If Eventer inappropriately uses open source software or the license terms for open source software that its uses change, Eventer may be required to re-engineer its platform, or certain aspects of it, incur additional costs, discontinue the availability of certain features, or take other remedial actions.

In addition to risks related to license requirements, open source software usage can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or assurance of title or controls on origin of the software. In addition, many of the risks associated with usage of open source software, such as the lack of warranties or assurances of title, cannot be eliminated and could, if not properly addressed, negatively affect Eventer’s business. Eventer has established processes to help alleviate these risks, but it cannot be sure that all of its use of open source software is in a manner that is consistent with its current policies and procedures or will not subject Eventer to liability.

To the extent Eventer’s security measures are compromised, its platform may be perceived as not being secure. This may result in customers curtailing or ceasing their use of Eventer’s platform, its reputation being harmed, Eventer incurring significant liabilities, and adverse effects on its results of operations and growth prospects.

Eventer’s operations involve the storage and transmission of artist and ticket purchaser data or information. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of services are expected to continue to be targeted. Threats include traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse and denial-of-service attacks. Sophisticated nation-states and nation-state supported actors now engage in such attacks, including advanced persistent threat intrusions. The ticket sales solution included in Eventer’s platform stores credit card data and other customer personal information. Hackers and malicious actors may target Eventer in order to obtain credit card information. Despite significant efforts to create security barriers to such threats, it is virtually impossible for Eventer to entirely mitigate these risks. If Eventer’s security measures are compromised as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials, or otherwise, Eventer’s reputation could be damaged, its business may be harmed, and it could incur significant liability. Eventer may be unable to anticipate or prevent techniques used to obtain unauthorized access or to compromise its systems because they change frequently and are generally not detected until after an incident has occurred. As Eventer relies on third-party and public-cloud infrastructure, it will depend in part on third-party security measures to protect against unauthorized access, cyberattacks, and the mishandling of customer data. A cybersecurity event could have significant costs, including regulatory enforcement actions, litigation, litigation indemnity obligations, remediation costs, network downtime, increases in insurance premiums, and reputational damage. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic.

Risks Related to Gix Internet Ltd.’s Business and Industry

Gix’s advertising customers may reduce or terminate their business relationship with Gix at any time. If customers representing a significant portion of Gix’s revenue reduce or terminate their relationship with Gix, it could have a material adverse effect on Gix’s business, its results of operations and financial condition.

Gix generally does not enter into long-term contracts with its advertising customers, and such customers do business with Gix on a non-exclusive basis. In most cases, Gix’s customers may terminate or reduce the scope of their agreements with little or no penalty or notice. Accordingly, Gix’s business is highly vulnerable to adverse economic conditions, market evolution, development of new or more compelling offerings by Gix’s competitors and development by Gix’s advertising customers of in-house replacement services. Any reduction in spending by, or loss of, existing or potential advertisers by Gix would negatively impact Gix’s revenue and operating results.

Due to rapid changes in the Internet and the nature of services, it is difficult to accurately predict Gix’s future performance and may be difficult to increase revenue or profitability.

As the digital advertising ecosystem is dynamic, seasonal and challenging, it is hard to predict Gix’s future performance and make predictions, particularly regarding the effect of Gix’s efforts to aggressively increase the distribution and profitability of its services and products. If Gix is unable to continuously improve its systems and processes, adapt to the changing and dynamic needs of its customers and align its expenses with the revenue level, it will impair Gix’s ability to structure its offerings to be compelling and profitable.

Increased availability of advertisement-blocking technologies could limit or block the delivery or display of advertisements by Gix solutions, which could undermine Gix’s business's viability.

Advertisement-blocking technologies, such as mobile apps, anti-virus software or browser extensions that limit or block the delivery or display of advertisements, are currently available for desktop and mobile users. Furthermore, new browsers and operating systems, or updates to current browsers or operating systems, offer native advertisement-blocking technologies to their users. The more such technologies become widespread, Gix’s ability to serve advertisements to users may be impeded, and its business financial condition and results of operations may be adversely affected.

Large and established internet and technology companies, such as Google and Facebook, play a substantial role in the digital advertising market and may significantly impair Gix’s ability to operate in this industry.

Google and Facebook are substantial players in the digital advertising market and account for a large portion of the digital advertising budgets, along with other smaller players. Such high concentration subjects Gix to unilateral changes with respect to advertising on their respective platforms, which may be more lucrative than alternative methods of advertising or partnerships with other publishers that are not subject to such changes. Furthermore, Gix could have limited ability to respond to, and adjust for, changes implemented by such players.

These companies, along with other large and established Internet and technology companies, may also leverage their power to make changes to their web browsers, operating systems, platforms, networks or other products or services in a way that impacts the entire digital advertising marketplace.

The consolidation among participants within the digital advertising market could have a material adverse impact on Gix and accordingly, its business and results of operations.

The digital advertising industry has experienced substantial evolution and consolidation in recent years and Gix expects this trend to continue, increasing the capabilities and competitive posture of larger companies, particularly those that are already dominant in various ways, and enabling new or stronger competitors to emerge. This consolidation could adversely affect Gix’s business in a number of ways, including: (i) Gix’s customers or partners could acquire or be acquired by Gix’s competitors causing them to terminate their relationship with Gix; (ii) Gix’s competitors could improve their competitive position or broaden their offerings through strategic acquisitions or mergers.

The advertising industry is highly competitive. If Gix cannot compete effectively in this market, Gix’s revenues are likely to decline.

Gix faces intense competition in the marketplace. Gix operates in a dynamic market that is subject to rapid development and introduction of new technologies, products and solutions, changing branding objectives, evolving customer demands and industry guidelines, all of which affect Gix’s ability to remain competitive. There are a large number of digital media companies and advertising technology companies that offer products or services similar to Gix’s and that compete with Gix for finite advertising budgets and for limited inventory from publishers. There is also a large number of niche companies that are competitive with Gix, as they provide a subset of the services that Gix provides. Some of Gix’s existing and potential competitors may be better established, benefit from greater name recognition may offer solutions and technologies that Gix does not offer or that are more evolved than Gix, and may have significantly more financial, technical, sales, and marketing resources than Gix does. In addition, some competitors, particularly those with a larger and more diversified revenue base and a broader offering, may have greater flexibility than Gix does to compete aggressively on the basis of price and other contract terms as well as respond to market changes. Additionally, companies that do not currently compete with Gix in this space may change their services to be competitive if there is a revenue opportunity, and new or stronger competitors may emerge through consolidations or acquisitions. If Gix’s digital advertising platform and solutions are not perceived as competitively differentiated or Gix fails to develop adequately to meet market evolution, Gix could lose customers and market share or be compelled to reduce Gix’s prices and harm Gix’s operational results.

If the demand for digital advertising does not continue to grow or customers do not embrace Gix’s solutions, this could have a material adverse effect on Gix’s business and financial condition.

If customers do not embrace Gix’s solutions, or if Gix’s integration with advertising networks is not successful, or if there is a reduction in general demand for digital advertising, in spend for certain channels or solutions, or the demand for Gix’s specific solutions and offerings is decreased, Gix’s revenues could decline or otherwise, Gix’s business may be adversely affected.

Gix’s business is susceptible to seasonality, unexpected changes in campaign size, and prolonged cycle time, which could affect its business, results of operations and ability to repay indebtedness when due.

The revenue of Gix’s advertising business is affected by a number of factors, and, as a result, Gix’s profit from these operations is seasonal, including:

●	Product and service revenues are influenced by political advertising, which generally occurs every two years;

●	In any single period, product and service revenues and delivery costs are subject to significant variation based on changes in the volume and mix of deliveries performed during such period;

●	Revenues are subject to the changes in brand marketing trends, including when and where brands choose to spend their money in a given year;

●	Advertising customers generally retain the right to supplement, extend, or cancel existing advertising orders at any time prior to their completion, and Gix has no control over the timing or magnitude of these revenue changes; and

●	Relative complexity of individual advertising formats, and the length of the creative design process.

Gix’s advertising business depends on Gix’s ability to collect and use data, and any limitation on the collection and use of this data could significantly diminish the value of Gix’s solutions and cause Gix to lose customers, revenue and profit.

In most cases, when Gix delivers an advertisement, Gix is often able to collect certain information about the content and placement of the ad, the relevancy of such ad to a user, and the interaction of the user with the ad, such as whether the user viewed or clicked on the ad or watched a video. As Gix collects and aggregates data provided by billions of ad impressions and third-party providers, Gix analyzes the data in order to measure and optimize the placement and delivery of Gix’s advertising inventory and provide cross-channel advertising capabilities.

Gix publishers or advertisers might decide not to allow Gix to collect some or all of this data or might limit Gix’s use of this data. Gix’s ability to either collect or use data could be restricted by new laws or regulations, including the General Data Protection Regulation (the “GDPR”), in the European Union, which entered into effect in May 2018, and presumably broaden the definition of personal data to include location data and online identifiers, which are commonly used and collected parameters in digital advertising, and impose more stringent user consent requirements, changes in technology, operating system restrictions, requests to discontinue using certain data, restrictions imposed by advertisers and publishers, industry standards or consumer choice.

If this happens, Gix may not be able to optimize ad placement for the benefit of Gix’s advertisers and publishers, which could render Gix’s solutions less valuable and potentially result in loss of clients and a decline in revenues. For more information on privacy regulation and compliance, see also – “We are subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Our or our subsidiaries' actual or perceived failure to comply with such obligations could harm our business”.

Risks Related to an Investment in Our Securities and this Offering

The market price for our securities may be volatile.

The stock market in general and the market prices of our Ordinary Shares on TASE, and the ADSs on Nasdaq, in particular, are or will be subject to fluctuation, and changes in these prices may be unrelated to our operating performance. We anticipate that the market prices of our securities will continue to be subject to wide fluctuations. The market price of our securities is, and will be, subject to a number of factors, including:

●	announcements of technological innovations or new products by us or others;

●	announcements by us of significant acquisitions, strategic partnerships, in-licensing, out-licensing, joint ventures or capital commitments;

●	expiration or terminations of licenses, research contracts or other collaboration agreements;

●	public concern as to the safety of the equipment we sell;

●	the volatility of market prices for shares of medical devices companies generally;

●	developments concerning intellectual property rights or regulatory approvals;

●	variations in our and our competitors’ results of operations;

●	changes in revenues, gross profits and earnings announced by the company;

●	changes in estimates or recommendations by securities analysts, if our Ordinary Shares or the ADSs are covered by analysts;

●	fluctuations in the share price of our publicly traded subsidiaries;

●	changes in government regulations or patent decisions; and

●	general market conditions and other factors, including factors unrelated to our operating performance.

These factors may materially and adversely affect the market price of our securities s and result in substantial losses by our investors.

We will have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes and working capital. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceed, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ADSs. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our ADS to decline and delay the development of our Company.

We will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

Regardless of the success of this offering, we will require additional capital in the future. We have incurred losses in each year since our inception. If we continue to use cash at our historical rates of use we will need significant additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

You may experience immediate dilution in book value of any ADSs you purchase.

Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you may suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of ADSs in this offering, based on an aggregate public offering price of $      per ADS and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our as adjusted net tangible book value of our ADSs would be approximately $       million, or approximately $       per ADS, as of                     , 2020. If you purchase ADSs in this offering, you may suffer immediate and substantial dilution of our as adjusted net tangible book value of approximately $      per ADS. To the extent outstanding options or warrants are exercised, you will incur further dilution. See “Dilution” on page 29 for a more detailed discussion of the dilution you may incur in connection with this offering.

ADSs representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ADSs and Ordinary Shares to decline.

Pursuant to this offering, we may sell up to 5,915,409 ADSs representing 118,308,180 Ordinary Shares, or approximately 77.24%, of our outstanding Ordinary Shares as of November 29, 2020. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could materially adversely affect the price of our ADSs and Ordinary Shares. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of our ADSs and Ordinary Shares.

Raising additional capital by issuing securities may cause dilution to existing shareholders.

We are currently authorized to issue 1,000,000,000 Ordinary Shares. As of November 29, 2020, we had 153,177,438 Ordinary Shares issued and outstanding, and 97,988,240 Ordinary Shares reserved for future issuance under outstanding options and warrants and under our 2013 Share Option and Incentive Plan.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

Future sales of our Ordinary Shares or the ADSs could reduce the market price of our Ordinary Shares and the ADSs.

Substantial sales of our Ordinary Shares or the ADSs, either on the TASE or on Nasdaq, may cause the market price of our Ordinary Shares or ADSs to decline. All of our outstanding Ordinary Shares are registered and available for sale in Israel. Sales by us or our security holders of substantial amounts of our Ordinary Shares or ADSs, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares or ADSs.

The issuance of any additional Ordinary Shares, any additional ADSs, or any securities that are exercisable for or convertible into our Ordinary Shares or ADSs, may have an adverse effect on the market price of our Ordinary Shares and the ADSs and will have a dilutive effect on our existing shareholders and holders of ADSs.

We do not know whether a market for the ADSs will be sustained or what the trading price of the ADSs will be and as a result it may be difficult for you to sell your ADSs.

Although our ADSs trade on Nasdaq and our Ordinary Shares trade on TASE (which will continue until our Ordinary Shares cease to trade on the TASE on January 21, 2021), an active trading market for the ADSs or Ordinary Shares may not be sustained. It may be difficult for you to sell your ADSs or Ordinary Shares without depressing the market price for the ADSs or Ordinary Shares. As a result of these and other factors, you may not be able to sell your ADSs or Ordinary Shares. Further, an inactive market may also impair our ability to raise capital by selling ADSs and Ordinary Shares and may impair our ability to enter into strategic partnerships or acquire companies or products by using our Ordinary Shares as consideration.

Our securities are traded on different markets and this may result in price variations.

Our Ordinary Shares have been traded on TASE since February 2006 and our ADSs have been traded on Nasdaq since August 5, 2015. Trading in our securities on these markets takes place in different currencies (U.S. dollars on the Nasdaq and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of these securities on these two markets (which will continue until our Ordinary shares cease to trade on the TASE on January 21, 2021) may differ due to these and other factors. Any decrease in the price of our securities on one of these markets could cause a decrease in the trading price of our securities on the other market.

We have no plans to pay dividends on our Ordinary Shares, and you may not receive funds without selling the ADSs or Ordinary Shares.

We have not declared or paid any cash dividends on our Ordinary Shares, nor do we expect to pay any cash dividends on our Ordinary Shares for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth and, therefore, we have no plans to pay cash dividends on our Ordinary Shares at this time. Any future determination to pay cash dividends on our Ordinary Shares will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, and other factors that our board of directors deems relevant. Accordingly, you may have to sell some or all of the ADSs or Ordinary Shares in order to generate cash from your investment. You may not receive a gain on your investment when you sell the ADSs or Ordinary Shares and may lose the entire amount of your original investment.

Holders of ADSs may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive dividends or other distributions on our Ordinary Shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The Depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent. However, the Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933, as amended, or the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited Ordinary Shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the Depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the Depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, Ordinary Shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Ordinary Shares, rights or anything else to holders of ADSs. In addition, the Depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the Depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the Depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the Deposit Agreement. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders meeting is no less than 21 or 35 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their Ordinary Shares to allow them to cast their vote with respect to any specific matter. In addition, the Depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the Depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote their Ordinary Shares underlying the ADSs. Furthermore, the Depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their Ordinary Shares underlying the ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.

CAUTIONARY Note Regarding Forward-Looking Statements

This prospectus and the information incorporated by reference herein may include forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” above, and certain other matters discussed in this prospectus and the information incorporated by reference herein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	recent material changes in our strategy;

●	our ability to sell or license our MUSE™ technology;

●	ScoutCam’s commercial success in commercializing the ScoutCam™ system;

●	projected capital expenditures and liquidity;

●	the overall global economic environment as well as the direct and indirect impact of the coronavirus strain COVID-19 on us;

●	the impact of competition and new technologies;

●	general market, political, reimbursement and economic conditions in the countries in which we operate;

●	government regulations and approvals;

●	litigation and regulatory proceedings; and

●	those factors referred to in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus.

We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $15.7 million (approximately $18.1 million if the underwriter exercises its over-allotment option in full), based upon an assumed public offering price of $2.94 per ADS, the last reported sales price of our ADSs on Nasdaq on November 27, 2020, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $2.94 per ADS, would increase (decrease) the net proceeds we receive from this offering by $0.55 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADS we are offering.

A 100,000 ADS increase in the number of ADSs and together with a concomitant $0.10 increase in the assumed aggregate public offering price of $2.94 per ADS would increase the net proceeds we receive from this offering by $0.8 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 100,000 ADS decrease in the number of ADSs together with a concomitant $0.10 decrease in the assumed aggregate public offering price of $2.94  per ADS would decrease the net proceeds we receive from this offering by $0.8 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. The precise amount use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend Policy

We have never declared or paid any cash dividends to our shareholders. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future.

The distribution of dividends may also be limited by the Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due.

Payment of dividends may be subject to Israeli withholding taxes. For additional information, see “Item 10. Additional Information—E. Taxation—Israeli Tax Considerations and Government Programs” included in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein.

Capitalization

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2020; and

●	on an as adjusted basis, to give effect to the assumed issuance and sale in this offering of 5,915,409 ADSs representing 118,308,180 Ordinary Shares at the assumed public offering price of $2.94 per ADS, the last reported sales price of our ADSs on Nasdaq on November 27, 2020, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our audited and unaudited financial statements and the notes thereto incorporated by reference herein.

	As of June 30, 2020
	Actual	As adjusted
	(U.S. Dollars, in thousands)
Cash and cash equivalents	10,172	25,862
Total Liabilities	4,461	4,461
Equity:
Ordinary Shares, par value NIS 1.00 per share: 1,000,000,000 ordinary shares authorized (actual and as adjusted)(1); 128,818,758 Ordinary Shares issued and outstanding (actual); 247,126,938 Ordinary Shares outstanding (as adjusted)	36,014	71,660
Share premium	38,210	18,254
Other capital reserves	13,430	13,430
Warrants	1,802	1,802
Accumulated deficit	(79,210)	(79,210)
Equity attributable to owners of Medigus Ltd.	10,246	25,936
Non-controlling interests	3,191	3,191
Total equity	13,437	29,127
Total capitalization and indebtedness	17,898	33,588

(1)	Giving effect to an increase in the Company’s authorized share capital to 1,000,000,000 ordinary shares, NIS1.00 par value, approved by the Company’s shareholders on July 9, 2020.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $ 2.94 per ADS, would increase (decrease) the as adjusted amount of each of cash and cash equivalents and total shareholders’ equity by approximately $0.55 million, assuming that the number of ADSs, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A 100,000 ADS increase in the number of ADSs offered by us together with a concomitant $0.10 increase in the assumed aggregate public offering price of $2.94 per ADS would increase our as adjusted cash and cash equivalents by approximately $0.8 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 100,000 ADS decrease in the number of ADSs offered by us together with a concomitant $0.10 decrease in the assumed aggregate public offering price of $2.94 per ADS would decrease our as adjusted cash and cash equivalents by approximately $0.8 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The preceding table excludes as of June 30, 2020: (i) 6,193,880 Ordinary Shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.79 per share or $0.23 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 309,694 ADSs at a weighted average exercise price of $4.56 per ADS; and (ii) 110,361,780 Ordinary Shares issuable upon the exercise of warrants to purchase up to an aggregate of 5,518,089 ADSs at a weighted average exercise price of $4.10 per ADS.

Dilution

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per ADS and the as adjusted net tangible book value per ADS after this offering.

Our net tangible book value as of June 30, 2020, was approximately $0.08, or approximately $1.59 per ADS. Our net tangible book value per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of our Ordinary Shares outstanding as of June 30, 2020, and multiplying such amount by 20 (one ADS represents 20 Ordinary Shares).

After giving effect to the issuance and sale in this offering of  5,915,409 ADSs at an assumed public offering price of $2.94 per ADS, the last reported sales price of our ADSs on Nasdaq on November 27, 2020, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value on June 30, 2020, would have been approximately $26 million, or $2.10 per ADS. This represents an immediate dilution in the as adjusted net tangible book value of $0.84  per ADS to investors purchasing our ADSs in this offering.

The following table illustrates this calculation on a per share basis:

Assumed offering price per ADS		$2.94

Net tangible book value per ADS	$1.59
Increase in net tangible book value per ADS attributable to the offering	$0.51

As-adjusted net tangible book value per ADS after giving effect to the offering		$2.10

Dilution in net tangible book value per ADS to new investors		$0.84

The preceding table excludes as of June 30, 2020: (i) 6,193,880 Ordinary Shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.79 per share or $0.23 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 309,694 ADSs at a weighted average exercise price of $4.56 per ADS; and (ii) 110,361,780 Ordinary Shares issuable upon the exercise of warrants to purchase up to an aggregate of 5,518,089 ADSs at a weighted average exercise price of $4.10 per ADS.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our Ordinary Shares or outstanding warrants to purchase our ADSs or Ordinary Shares. To the extent outstanding options or warrants are exercised, you may incur further dilution.

A $0.10 increase in the assumed aggregate public offering price of $2.94 per ADS would increase our as adjusted net tangible book value per ADS after this offering by $0.04  and the dilution per ADS to new investors by $0.06, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $0.10 decrease in the assumed aggregate public offering price of $2.94 per ADS would decrease our as adjusted net tangible book value per ADS after this offering by $0.05  and the dilution per ADS to new investors by $0.05, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs we are offering. A 100,000 ADS increase in the number of ADSs offered by us together with a concomitant $0.10 increase in the assumed aggregate public offering price of $2.94 per ADS would increase our as adjusted net tangible book value per ADS after this offering by $0.05 and the dilution per ADS to new investors by $0.05, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 100,000 ADS decrease in the number of ADSs offered by us together with a concomitant $0.10 decrease in the assumed aggregate public offering price of $2.94 per ADS would decrease our as adjusted net tangible book value per ADS after this offering by $0.05 and the dilution per ADS to new investors by $0.05, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DESCRIPTION OF THE OFFERED SECURITIES

AMERICAN DEPOSITARY SHARES TO BE ISSUED AS PART OF THIS OFFERING

General

The following is a summary description of our ADSs and does not purport to be complete. Each of our ADSs represents twenty (20) Ordinary Shares (or a right to receive twenty (20) Ordinary Shares) deposited with the principal Tel Aviv office of either of Bank Hapoalim or Bank Leumi, as custodian for the Bank of New York Mellon as the Depositary. Each ADS also represents any other securities, cash or other property which may be held by the Depositary. The Depositary’s office at which the ADSs will be administered is located at 240 Greenwich Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the Depositary confirming their holdings. As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the Depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the Depositary to distribute the NIS only to those ADS holders to whom it is possible to do so. It will hold the NIS it cannot convert for the account of the ADS holders who have not been paid. It will not invest the NIS and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. For more information see “Item 10. – Additional Information – E. Taxation – Israeli Tax Considerations and Government Programs” in our in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein. The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the NIS, you may lose some or all of the value of the distribution.

Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The Depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution (or ADSs representing those shares).

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may make these rights available to ADS holders. If the Depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the Depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the Depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the Depositary how to vote the number of deposited shares their ADSs represent. The Depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The Depositary will try, as far as practical, subject to the laws of Israel, and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The Depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Each of our American Depositary Shares, or ADSs, represents twenty of our Ordinary Shares. The ADSs trade on Nasdaq.

The form of the deposit agreement for the ADSs and the form of American Depositary Receipt (ADR) that represents an ADS as filed as exhibits to the Company’s registration statement on Form F-6 with the SEC on May 7, 2015. Copies of the deposit agreement are available for inspection at the principal office of the Bank of New York Mellon, located at 101 Barclay Street, New York, New York 10286, and at the principal office of our custodians Bank Hapoalim B.M., 104 Hayarkon Street, Tel Aviv 63432, Israel.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	● Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
● Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	● Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	● Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS holders
$.05 (or less) per ADS per calendar year	● Depositary services
Registration or transfer fees	● Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares
Expenses of the Depositary	● Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) ● converting foreign currency to U.S. dollars
Taxes and other governmental charges the Depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	● As necessary
Any charges incurred by the Depositary or its agents for servicing the deposited securities	● As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

●     Change the nominal or par value of our Ordinary Shares

●     Reclassify, split up or consolidate any of the deposited securities

●     Distribute securities on the shares that are not distributed to you

●     Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the Depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the Depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The Depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the Depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the Depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the Depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The Depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADSs instead of shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and (3) the Depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the Depository Trust Company, or DTC. DRS is the system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder communications; inspection of register of holders of ADSs

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

UNDERWRITING

Aegis Capital Corp., or Aegis, is acting as the representative of the underwriters and the book-running manager of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of ADSs
Aegis Capital Corp.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase ADSs depends on the satisfaction of the conditions contained in the underwriting agreement including:

●	the representations and warranties made by us to the underwriters are true;

●	there is no material change in our business or the financial markets; and

●	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per ADS	Total with no Over-Allotment	Total with Over-Allotment
Public offering price	$
Underwriting discount (%)	$
Non-accountable expense allowance(1)	$
Proceeds, before expenses, to us	$

(1)	We have agreed to pay a non-accountable expense allowance to the representative of up to $100,000.

We paid an advance of $25,000 to the representative, which will be applied against actual out-of-pocket accountable expenses and reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

The representative has advised us that the underwriters propose to offer the ADSs directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0. per ADS. After the offering, the representatives may change the offering price and other selling terms.

The expenses of this offering that are payable by us are estimated to be approximately $ (excluding estimated underwriting discounts and commissions). We have also agreed to reimburse the underwriters for certain of their expenses, in an amount up to $100,000, including for road show, diligence, and reasonable legal fees, as set forth in the underwriting agreement.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 45 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of ADSs from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, all of our directors and executive officers have agreed that, for a period of sixty (60) days after the date of this prospectus subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of Aegis, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Securities of the Company (including, without limitation, Ordinary Shares and ADSs that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and Ordinary Shares and ADSs that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Ordinary Shares or ADSs, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Ordinary Shares or ADSs, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or ADSs or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Ordinary Shares and ADSs or securities convertible into or exercisable or exchangeable Ordinary Shares or ADSs or any of our other securities, or (iv) publicly disclose the intention to do any of the foregoing.

Aegis, in its sole discretion, may release the Ordinary Shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Aegis will consider, among other factors, the holder’s reasons for requesting the release, the number of Ordinary Shares or ADSs and other securities for which the release is being requested and market conditions at the time.

Right of First Refusal

Pursuant to the terms of the underwriting agreement, Aegis will have the right of first refusal for a period of six months after the closing of this offering to act as sole book-running manager for all future public equity offerings by us, or any successor to or subsidiary of our Company, during such period.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	A short position involves a sale by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs involved in the sales made by the underwriters in excess of the number of ADSs they are obligated to purchase is not greater than the number of ADSs that they may purchase by exercising their option to purchase additional ADSs. In a naked short position, the number of ADSs involved is greater than the number of shares in their option to purchase additional ADSs. The underwriters may close out any short position by either exercising their option to purchase additional ADSs and/or purchasing ADSs in the open market. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through their option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase ADSs in the offering.

●	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.

●	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on The Nasdaq Capital Market

Our ADSs trade on the Nasdaq under the symbol “MDGS.”

Discretionary Sales

The underwriters have informed us that they do not expect to sell more than 5% of the ADSs in the aggregate to accounts over which they exercise discretionary authority.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Expenses Related to Offering

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of Ordinary Shares in this offering. All amounts listed below are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Itemized expense	Amount
SEC registration fee	$2,182
FINRA filing fee	$2,750
Legal fees and expenses	$120,000
Transfer agent and registrar fees	$118,308
Accounting fees and expenses	$131,000
Miscellaneous	$10,000
Total	$384,240

Legal Matters

The validity of the securities offered hereby and certain matters of Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain matters of United States federal securities law relating to this offering will be passed upon for us by Sullivan & Worcester, LLP, New York, New York. Certain legal matters of United States federal securities law related to the offering will be passed upon for the underwriter by Carter Ledyard & Milburn, LLP, New York, New York

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019, except as they relate to Algomizer Ltd. (currently named Gix Internet Ltd.), have been audited by Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm. Such financial statements, except as they relate to Algomizer Ltd. (currently named Gix Internet Ltd.) have been incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(b) to the financial statements) of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Gix, an 8% equity investment of the Company, as of and for the period from September 4, 2019 through December 31, 2019, which are reflected in the consolidated financial statements of the Company for that period, which are not separately presented in this Prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, an independent registered public accounting firm, whose report thereon is incorporated in this prospectus by reference. The audited financial statements of the Company, to the extent they relate to Gix have been incorporated in reliance on the report of such independent registered public accounting firm by reference, given on the authority of said firm as experts in auditing and accounting.

Change in Registrant’s Certifying Accountant

On May 17, 2020, following discussion and recommendation of the Company’s audit committee and board of directors, the Company notified Kesselman & Kesselman of its dismissal from its position as independent auditor of the Company.

On July 9, 2020, following the approval of the Company’s board of directors and audit committee, the Company’s shareholders approved the appointment of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, as the Company’s independent auditors of the Company for the year ending December 31, 2020 and to serve until the annual general meeting of shareholders to be held in 2021.

Kesselman & Kesselman’s report on the financial statements of the Company for the two years ended December 31, 2018 and 2019 did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except for, an explanatory paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern in the year ended December 31, 2019.

During the two years ended December 31, 2018 and 2019 and in the subsequent interim period through May 17, 2020, there were (i) no “disagreements” (as such term is defined in Item 16F of Form 20-F) between Kessleman & Kesselman and the Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, any of which, if not resolved to Kesselman & Kesselman’s satisfaction, would have caused Kesselman & Kesselman to make reference thereto in their reports and (ii) no “reportable events” (as such term is defined in Item 16F of Form 20-F), except for the material weakness in our internal control over financial reporting related to complex accounting matters, including for the reverse recapitalization transaction conducted with regard to ScoutCam Ltd. which was accounted for in our consolidated financial statements as a transaction with non-controlling interest as of December 31, 2019.

The Company provided Kesselman & Kesselman with a copy of the disclosures made pursuant to this Item 16F of Form 20-F and requested that Kesselman & Kesselman furnish a letter addressed to the SEC, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and if not, stating the respects in which it does not agree.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, DE, 19711, USA.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the judgment may no longer be appealed;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where You Can Find Additional Information

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information are available at the SEC’s website noted above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited financial information for the first 6 months of each fiscal year within 60 days after the end of each such 6 month period, or such applicable time as required by the SEC.

We maintain a website at www.medigus.com. Information contained in or accessible through our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering.

The following documents are incorporated by reference into this document:

(1)	our annual report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 21, 2020;

(2)	our reports on Form 6-K, furnished to the SEC on May 20, 2020, May 22, 2020, June 4, 2020, July 9, 2020, August 31, 2020 (including the financial statement exhibits filed as Exhibits 99.2 and 99.2 therein); October 26, 2020, October 26, 2020 (both with respect to the Company’s delisting from TASE), November 10, 2020, November 18, 2020 and November 27, 2020;

(3)	the description of our Ordinary Shares, par value NIS 1.00 per share, and the American Depositary Shares representing the Ordinary Shares, contained in our Registration Statement on Form 20-F filed with the SEC on May 7, 2015, including any subsequent amendment or any report filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, free of charge, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Omer Industrial Park, No. 7A, P.O. Box 3030

Omer 8496500, Israel

Tel: +972-73-370-4691

Attention: Tatiana Yosef, Chief Financial Officer

You should rely only on the information contained or incorporated by reference in this prospectus, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Up to 5,915,409 American Depositary Shares Representing 118,308,180 Ordinary Shares

MEDIGUS LTD.

PRELIMINARY PROSPECTUS

, 2020

Part II

Information Not Required in Prospectus

Item 6. Indemnification of Office Holders (including Directors).

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738-1968, or the Securities Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking will detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses incurred by an office holder or certain compensation payments made to an injured party that were instituted against an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a civil or administrative fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

As of the date of this registration statement on Form F-1, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current director and officers exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our directors and officers based on such indemnification agreement is equal to 25% of our shareholders’ equity pursuant to our latest audited or unaudited consolidated financial statements, as applicable, as of the date of the indemnification payment. Such indemnification amounts are in addition to any insurance amounts. Each director or officer who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities by the Company during the three years preceding this offering, which were not registered under the Securities Act.

On September 3, 2019, we issued to Gix 333,334 ADSs through equity exchange by issuing Gix ADSs at a price of $3 per ADS in consideration for Gix shares based on a price per Gix share of NIS 4.15. In addition, we issued Gix warrants to purchase our ADSs in an amount equal to the ADSs issued to Gix, at an exercise price of $4 per ADS.

In July 2018, we issued and sold to H.C. Wainwright & Co., as underwriter for our public offering, 425,651 Series C Warrants to purchase 425,651 ADSs, representing 8,513,020 Ordinary Shares, at a price of $0.01 per warrant, as part of the consideration for its services as underwriter. We also undertook to issue the underwriter an additional 198,637 Underwriter Warrants to purchase 198,637 ADSs, representing 3,972,740 Ordinary Shares, at an exercise price of $4.375 per ADS for a period of five years once we increased our authorized share capital. We subsequently issued those Underwriter Warrants to the underwriter.

In November 2017, we issued investors warrants to purchase up to a total of 202,500 ADSs representing 4,050,000 Ordinary Shares at an exercise price of $8 per ADS.

In November 2017, we issued H.C. Wainwright & Co. warrants to purchase up to a total of 14,177 ADSs representing 283,540 Ordinary Shares at an exercise price of $10 per ADS as part of the consideration for its services as placement agent.

The foregoing issuances of warrants to purchase ADSs in 2017 and 2018 were offered pursuant to Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act, and the issuance of ADS in 2019 was made in reliance on an exemption pursuant to Regulation S, promulgated under the Securities Act.

The foregoing issuances, with the exclusion of Gix, were adjusted to reflect (i) a 1-for-10 reverse share split of our Ordinary Shares effected on July 13, 2018, together with a change in the ratio of Ordinary Shares per ADSs, such that after the reverse share split was implemented each ADS represents 20 post- reverse share split Ordinary Shares, instead of 50 pre-reverse share split Ordinary Shares, (ii) change in the ratio of Ordinary Shares per ADS from five Ordinary Shares per ADS to 50 Ordinary Shares per ADS effected on March 15, 2017, and (iii) 1-for-10 reverse share split of our Ordinary Shares and the change in the ratio of Ordinary Shares per ADS to five deposited Ordinary Shares per ADS effected on November 6, 2015.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

All Financial Statement Schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant’s consolidated financial statements and related notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omer, State of Israel on November 30, 2020.

Medigus Ltd.

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Liron Carmel	Chief Executive Officer	November 30, 2020
Liron Carmel

/s/ Tatiana Yosef	Chief Financial Officer	November 30, 2020
Tatiana Yosef

/s/ *	Chairman of the Board of Directors	November 30, 2020
Eliyahu Yoresh

/s/ *	Director	November 30, 2020
Ronen Rosenbloom

/s/ *	Director	November 30, 2020
Eli Cohen

/s/ *	Director	November 30, 2020
Kineret Tzedef

By:	*/s/ Liron Carmel
Liron Carmel
Attorney-in-Fact

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in on this 30th day of November 2020.

Puglisi & Associates

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement(1)
3.1	Articles of Association of Medigus Ltd., as amended(9)
4.1	Form of Deposit Agreement between the Registrant, The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Shares(2)
5.1	Opinion of Meitar | Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares(1)
10.1	2013 Share Option and Incentive Plan(2)
10.2	Compensation Policy of Medigus Ltd.(9)
10.3	Form of Indemnification and Exculpation Undertaking(2)
10.4	Common Stock Purchase Agreement by and between the Registrant, Smart Repair Pro, Inc., Purex, Inc, each of Smart Repair Pro, Inc. and Purex, Inc. respective stockholders and Vicky Hacmon dated October 8, 2020(9)*
10.5	Share Purchase Agreement by and between the Registrant and Eventer Technologies Ltd., dated October 14, 2020(9)*
10.6	Revolving Loan Agreement by and between the Registrant and Eventer Technologies Ltd., dated October 14, 2020(9)*
10.7	Share Exchange Agreement by and between the Registrant and the shareholders of Eventer Technologies Ltd., dated October 14, 2020(9)
10.8	Addendum No. 1 to Amended and Restated Asset Transfer Agreement by and between the Registrant and ScoutCam Ltd., dated July 27, 2020(9)*
10.9	Underwriting Agreement by and between the Registrant and ThinkEquity, a division of Fordham Financial Management, Inc., dated May 19, 2020(3)
10.10	Amended and Restated Inter Company Services Agreement by and between the Registrant and ScoutCam Ltd. dated April 20, 2020(4)
10.12	Asset Transfer Agreement by and between the Registrant and GERD, IP, Inc., dated April 19, 2020(4)*
10.12	Founders Agreement by and between the Registrant and Kfir Zilberman, dated January 12, 2020(4)
10.13	Amended and Restated Asset Transfer Agreement by and between the Registrant and ScoutCam Ltd., dated December 1, 2019(4)*
10.14	Patent License Agreement by and between the Registrant and ScoutCam Ltd., dated December 1, 2019(4)*
10.15	Securities Purchase Agreement by and between the Registrant, Algomizer Ltd. and Linkury Ltd., dated June 19, 2019(4)*
10.16	Know-How License and Sale of Goods Agreement By and between the Registrant and Shanghai MUSE Medical Science and Technology Co., Ltd., dated June 2, 2019(4)*
10.17	Form of Series C Warrant Agent Agreement between the Registrant and Computershare Inc., as warrant agent, including Form of Series C Warrant(5)
10.18	Form of Warrant to purchase Ordinary Shares Represented by American Depositary Shares issued in connection with the November 24, 2017, Securities Purchase Agreement(6)
10.19	Form of Placement Agent Warrant to purchase Ordinary Shares Represented by American Depositary Shares issued in connection with the March 2017 Securities Purchase Agreement(7)
10.20	Form of Series A Warrant to purchase Ordinary Shares Represented by American Depositary Shares issued in connection with the March 2017 Securities Purchase Agreement(7)
10.21	Form of Warrant to purchase Ordinary Shares Represented by American Depositary Shares issued in connection with the November 2016 Securities Purchase Agreements(8)
16.1	Letter from Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, dated November 2, 2020(9)
21.1	List of Subsidiaries(4)
23.1	Consent of Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm(1)
23.2	Consent of Brightman Almagor Zohar & Co., Certified Public Accountant (Isr.), a firm in the Deloitte Global Network(1)
23.3	Consent of Meitar | Law Offices, Israeli counsel to the Registrant (included in Exhibit 5.1)(1)
24.1	Power of Attorney (included in the signature page of the Registration Statement)

(1)	Filed herewith.

(2)	Previously filed with the Securities and Exchange Commission on May 7, 2015, as an exhibit to the Registrant’s annual report on Form 20-F (File No 001-37381) and incorporated by reference herein.
(3)	Previously filed with the Securities and Exchange Commission on May 22, 2020, as an exhibit to the Registrant’s report on Form 6-K (File No 001-37381) and incorporated by reference herein.
(4)	Previously filed with the Securities and Exchange Commission on April 22, 2020, as an exhibit to the Registrant’s annual report on Form 20-F (File No 001-37381) and incorporated by reference herein.
(5)	Previously filed with the Securities and Exchange Commission on July 18, 2018, as an exhibit to the Registrant’s registration statement on Form F-1 (File 333-2225610) and incorporated by reference herein.
(6)	Previously filed with the Securities and Exchange Commission on November 24, 2017, as an exhibit to the Registrant’s report on Form 6-K (File No 001-37381) and incorporated by reference herein.
(7)	Previously filed with the Securities and Exchange Commission on March 23, 2017, as an exhibit to the Registrant’s registration statement on Form F-1 (File No 333-216155) and incorporated by reference herein.
(8)	Previously filed with the Securities and Exchange Commission on December 1, 2016, as an exhibit to the Registrant’s report on Form 6-K (File No 001-37381) and incorporated by reference herein.
(9)	Previously filed.

*	Certain confidential information contained in this exhibit, marked by brackets, was omitted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. “[***]” indicates where the information has been omitted from this exhibit.